Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2018 Financial Results

- Initial Data from Phase 1 Study of XmAb®14045 Presented at ASH 2018; Multiple Complete Remissions Achieved in Advanced AML Patient Population; Study on Partial Clinical Hold Pending Resolution with FDA -

- Research and License Agreement for XmAb®24306 and IL-15 Cytokines Provides $120 Million Upfront and Resources for Co-Development with Leading Oncology Partner, and 45% Profit and Loss Share -

- FDA Approves Alexion’s Ultomiris™; Xtend™ Fc Domain is First Xencor Technology to Reach Commercialization -

- Management to Host Conference Call at 4:30 p.m. ET Today -

MONROVIA, Calif., Feb. 25, 2019 — Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic diseases, and cancer, today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided a review of recent business and clinical highlights.

“In 2018, we rapidly expanded our bispecific antibody oncology pipeline to position ourselves at the forefront of this growing field, starting two Phase 1 programs and submitting INDs for an additional two for which we will soon begin dosing patients. We also reported encouraging initial data from the Phase 1 study of XmAb14045 in patients with acute myeloid leukemia, and we are now working with the FDA to resolve the partial clinical hold on the study. To end the year, our partner Alexion announced the early U.S. marketing approval of Ultomiris for adult patients with PNH, making it the first approved antibody with XmAb technology,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Earlier this month we entered into a co-development partnership and profit share with Genentech for our first bispecific Fc engineered cytokine, XmAb24306, and our IL-15 program, and we are planning an extensive clinical program to explore combination agents. We will support Genentech’s efforts to submit an IND  for XmAb24306 in the second half of 2019 and plan to continue the expansion of our oncology pipeline this year.”

Dr. Dahiyat added, “Given our focus on the growing opportunities provided by our bispecific Fc technology, we do not plan to start late-stage clinical development for obexelimab, which has demonstrated disease modifying activity in lupus and IgG4-related disease, prior to securing a partner.  This approach will allow us to maximize the drug candidate’s potential for the broadest set of patients.”

Recent Business Highlights and Upcoming Clinical Plans

XmAb®14045: XmAb14045 is a CD123 x CD3 bispecific antibody being evaluated through a Phase 1 study in patients with relapsed or refractory acute myeloid leukemia and other CD123-expressing hematologic malignancies.

•                  Partial Clinical Hold: On February 20, 2019, Xencor announced that the U.S. Food and Drug Administration (FDA) had placed a partial clinical hold on the Phase 1 study pending review of additional details regarding two patient deaths, safety and efficacy information across the study, and satisfactory review of amendments to the study protocol and related documents. One patient experienced cytokine release syndrome (CRS) after their first dose, the treatment of which was complicated by the patient’s decision to withdraw care. Another patient developed acute pulmonary edema following several doses of XmAb14045. Xencor is coordinating a response to the partial hold by the FDA and plans to continue development of XmAb14045 pending resolution of the partial hold.

•                  Multiple Complete Remissions Achieved: In December 2018, initial data from the Phase 1 study, presented at the American Society of Hematology (ASH) Annual Meeting, indicated multiple complete remissions had been achieved with weekly dosing of XmAb14045 in this heavily-pretreated patient population. Cytokine release syndrome (CRS) was the most common toxicity occurring in 55% of patients. 6% of patients experienced Grade 3 or 4 CRS. CRS was more severe on the initial dose and was generally manageable with premedication. Additional adverse events consistent with CRS but not reported as such, including chills, fever, tachycardia, hypotension and hypertension within 24 hours of infusion, were reported in an additional 29% of patients. 28% of evaluable patients (n=5/18) achieved either complete remission (CR) or CR with incomplete hematologic recovery (CRi) at the two highest initial dose levels studied (1.3 and 2.3 mcg/kg weekly).

Collaboration for XmAb®24306 and Novel IL-15 Cytokines with Genentech: In February 2019, Xencor entered into a research and license agreement with Genentech, a member of the Roche Group, to develop and commercialize novel IL-15 cytokine therapeutics, including XmAb24306, an IL-15/IL-15Rα cytokine complex engineered with Xencor’s bispecific Fc domain and Xtend™ Fc technology and Xencor’s most advanced preclinical cytokine program. Xencor will pay 45% of development costs and receive 45% of profits and losses. Genentech will commercialize medicines worldwide, and Xencor has the option to co-promote in the United States. Additionally, the companies will engage in a two-year research program to discover new IL-15 drug candidates, including ones targeted to specific immune cell populations. Xencor will receive $120 million upfront and will be eligible to receive up to $160 million in development milestones for the XmAb24306 program and up to $180 million in development milestones for each new IL-15 drug candidate. The agreement is subject to customary closing conditions, including Hart-Scott-Rodino clearance, and closing is expected to occur in the first quarter of 2019.

Oncology Pipeline: Xencor’s bispecific Fc domains are being used to develop several classes of novel drug candidates in oncology, including: CD3 bispecific antibodies, tumor microenvironment (TME) activator bispecific antibodies and cytokines. Xencor’s XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  CD3 Bispecific Antibodies: Xencor’s initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. In January 2019, Xencor announced that as part of a strategic pipeline reprioritization, its partner Novartis decided to return its rights to develop and commercialize XmAb®13676 (CD20 x CD3) and that the Company intends to continue development of XmAb13676 as planned. In addition to working toward resolution of the partial clinical hold on the Phase 1 study of XmAb14045, initial data from the Phase 1 studies of XmAb13676 in patients with B-cell malignancies and XmAb®18087 (SSTR2 x CD3) in patients with neuroendocrine tumors or gastrointestinal stromal tumors, are expected in the second half of 2019.

•                  TME Activator Bispecific Antibodies: Xencor’s bispecific pipeline includes a suite of TME activators that engage multiple, different targets, such as T-cell checkpoint or agonist receptors. Initial data from DUET-2, a Phase 1 study of XmAb®20717 (PD-1 x CTLA-4) in patients with advanced solid tumors, are expected in the second half of 2019. Initiation of a Phase 1 study of XmAb®23104 (PD-1 x ICOS) in patients with select advanced solid tumors and initiation of a Phase 1 study of XmAb®22841 (CTLA-4 x LAG-3) in patients with select advanced solid tumors as a monotherapy and in combination with pembrolizumab are expected in the first half of 2019.

•                  Cytokines: Xencor uses its bispecific Fc domain and Xtend technology to engineer cytokines that have potency tuned to improve therapeutic index and have longer half-life. The Company’s first cytokine candidate is XmAb24306, which is being co-developed with Genentech. IL-15 cytokines, like XmAb24306, may be promising candidates for oncology combination therapies, and under the Genentech Agreement, Xencor retained the right to perform clinical studies of collaboration products in combination with other therapeutic agents, subject to certain requirements. XmAb24306 is currently in IND-enabling studies, and the Company will support Genentech’s efforts to submit an IND application for this candidate in the second half of 2019.

Obexelimab (XmAb®5871): Obexelimab is a first-in-class monoclonal antibody that targets CD19 with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, a receptor that inhibits B-cell function. Obexelimab has the potential to address a key unmet need in autoimmune diseases due to its combination of potent reversible B-cell inhibition without B-cell depletion, enabling the immune system to resume natural function once treatment is no longer needed. Phase 2 clinical studies have demonstrated the potential disease modifying ability of obexelimab in autoimmune indications such as systemic lupus erythematosus (SLE) and IgG4-related disease (IgG4-RD). Data from these studies demonstrate the potential of obexelimab in these and other B-cell mediated autoimmune indications. The Company is seeking to partner obexelimab with a partner that has the infrastructure and resources to continue late-stage development of obexelimab and maximize the potential of this drug candidate for a broad set of patient populations.

Partnered XmAb Programs: Eight pharmaceutical companies and the National Institutes of Health are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb technology. Several such programs are currently undergoing clinical testing, including MOR208, which is in Phase 3 development as a combination agent for the treatment of relapsed or refractory diffuse large B-cell lymphoma, and AMG 424, a CD38 x CD3 bispecific antibody, which Amgen announced had entered into a Phase 1 study for the treatment of patients with multiple myeloma in the third quarter of 2018. In the fourth quarter of 2018, Amgen announced that AMG 509, a bispecific antibody that is being developed for prostate cancer, is currently in preclinical development.

In December 2018, Ultomiris™, the first antibody that incorporates an XmAb technology was approved by the FDA for commercial marketing. Ultomiris is a complement inhibitor indicated for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH) that was developed by Alexion, and it incorporates Xtend™ Fc technology which allows for a longer duration of action and less frequent dosing regimens compared to Soliris®. Marketing authorizations that Alexion submitted to regulatory authorities in the EU and Japan are under review.

Fourth Quarter and Full Year Ended December 31, 2018 Financial Results

Effective January 1, 2018, Xencor adopted the new revenue recognition standard, Accounting Standard Codification 606 (ASC 606). In addition to adopting the standard for 2018, revenue reported for the prior period ending December 31, 2017 has been revised to reflect the new standard.

Cash, cash equivalents and marketable securities totaled $530.5 million as of December 31, 2018, compared to $363.3 million at December 31, 2017. The increase reflects net proceeds of $245.5 million from Xencor’s sale of additional stock in March 2018, partially offset by cash used to fund operating activities in the twelve months ended December 31, 2018.

Total revenue for the three- and twelve-month periods ended December 31, 2018 was $11.6 and $40.6 million, respectively, compared to $30.2 and $46.2 million of revenue reported for the same periods in 2017. Revenues in the three months ended December 31, 2018 were primarily milestone payments received from the Company’s Alexion collaboration, and revenues for the twelve months ended December 31, 2018 included milestone payments received from the Alexion collaboration and revenue recognized under the Company’s Novartis collaboration.

Research and development expenditures for the fourth quarter ended December 31, 2018 were $27.1 million, compared to $20.4 million for the same period in 2017. Total research and development expenditures for the year ended December 31, 2018 were $97.5 million, compared to $71.8 million for the same period in 2017. The increased research and development spending for the three and twelve months ended December 31, 2018 reflects additional spending on Xencor’s bispecific Fc technologies and its expanding pipeline of bispecific oncology candidates.

General and administrative expenses for the fourth quarter ended December 31, 2018 were $5.5 million, compared to $4.4 million in the same period in 2017. Total general and administrative expenditures for the year ended December 31, 2018 were $22.5 million, compared to $17.5 million for the same period in 2017. The increased spending on general and administrative expenses for the three and twelve months ended December 31, 2018 reflects increased compensation costs including increased stock-based compensation charges.

Non-cash, stock-based compensation expense for the year ended December 31, 2018 was $20.5 million, compared to $13.7 million for same period in 2017.

Net loss for the fourth quarter ended December 31, 2018 was $18.2 million, or $(0.32) on a fully diluted per share basis, compared to net income of $7.4 million, or $0.15 on a fully diluted per share basis, for the same period in 2017. The net loss reported for three months ended December 31, 2018 over the income for the same period in 2017 is primarily due to revenue recognized from Xencor’s Novartis and Amgen collaborations in 2017 compared to revenue recognized from Xencor’s Alexion collaboration in 2018. For the year ended December 31, 2018, net loss was $70.4 million, or $(1.31) on a fully diluted per share basis, compared to a net loss of $38.5 million, or $(0.82) on a fully diluted per share basis, for the same period in 2017. The increased loss for the year ended December 31, 2018 over amounts for the same period in 2017 is primarily due to increased spending in research and development and general and administrative in 2018.

The total shares outstanding were 56,279,542 as of December 31, 2018, compared to 47,002,488 as of December 31, 2017. The additional shares outstanding at December 31, 2018 reflect the 8,395,000 shares sold in Xencor’s March 2018 financing.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2023. Xencor expects to end 2019 with approximately $575 to $600 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these fourth quarter and full year 2018 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 6482077. A live webcast of the conference call will be available online from the Investors section of the Company’s website at www.xencor.com. The webcast will be archived on the company’s website for 90 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 12 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s president and chief executive officer and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2017 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,
	2018	2017
		(Revised)
Assets
Current assets
Cash and cash equivalents	$26,246	$16,528
Short-term marketable securities	268,115	207,603
Accounts receivable	10,187	1,142
Income tax receivable	804	—
Other current assets	10,375	5,606
Total current assets	315,727	230,879

Property and equipment, net	11,813	7,088
Intangible assets, net	11,969	11,148
Long-term marketable securities	236,108	139,198
Income tax receivable	804	1,524
Other assets	311	365

Total assets	$576,732	$390,202

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$13,459	$12,349
Current portion of deferred revenue	40,079	60,118
Other current liabilities	315	183
Total current liabilities	53,853	72,650

Deferred rent, less current portion	1,198	1,088
Total liabilities	55,051	73,738

Stockholders’ equity	521,681	316,464

Total liabilities and stockholders’ equity	$576,732	$390,202

The 2017 balance sheet was derived from the 2017 annual financial statements included in the Form 10-K that was filed on February 28, 2018.

The 2017 balances have been revised to reflect the adoption of Accounting Standard Codification (ASC) 606.

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended December 31,		Year ended
		(Revised)		(Revised)
	2018	2017	2018	2017
	(unaudited)
Revenues	$11,564	$30,150	$40,603	$46,150

Operating expenses:
Research and development	27,130	20,397	97,501	71,772
General and administrative	5,517	4,427	22,472	17,501
Total operating expenses	32,647	24,824	119,973	89,273

Income (loss) from operations	(21,083)	5,326	(79,370)	(43,123)

Other income, net	2,884	954	8,961	4,174
Income (loss) before income taxes	(18,199)	6,280	(70,409)	(38,949)

Income tax (benefit) provision	—	(1,086)	—	(463)

Net income (loss)	(18,199)	7,366	(70,409)	(38,486)
Other comprehensive loss
Net unrealized loss on marketable securities	1,367	(711)	837	(367)
Comprehensive income (loss)	$(16,832)	$6,655	$(69,572)	$(38,853)

Net income (loss) per share:
Basic net income (loss) per share	$(0.32)	$0.16	$(1.31)	$(0.82)
Fully diluted net income (loss) per share	$(0.32)	$0.15	$(1.31)	$(0.82)
Weighted average number of shares used in computing net income (loss), basic	56,245,827	46,969,667	53,942,116	46,817,756
Weighted average number of shares used in computing net income (loss), fully diluted	56,245,827	48,200,950	53,942,116	46,817,756

Revenue reported for the three and twelve months ended December 31, 2017 has been revised to reflect the adoption of ASC 606

Investor Contact: Charles Liles, Tel: 626-737-8118, cliles@xencor.com; Corporate Communications Contact: Jason I. Spark, Canale Communications for Xencor, Tel: 619-849-6005, jason@canalecomm.com